Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President, Finance
		Investor Relations	(818) 223-7548

RYLAND REPORTS DILUTED EPS OF $1.98 FOR THE FOURTH QUARTER

AND $7.83 FOR THE FISCAL YEAR 2006

CALABASAS, Calif. (January 24, 2007) ─ The Ryland Group, Inc. (NYSE: RYL), today announced results for its fourth quarter ended December 31, 2006.  Items of note included:

•                  Diluted earnings of $1.98 per share for the quarter ended December 31, 2006, including pretax charges of $42.8 million for inventory valuation adjustments and $11.6 million for write-offs of deposits and preacquisition costs, compared to $3.32 per share for the same period in the prior year;

•                  Consolidated revenues of $1.4 billion for the quarter ended December 31, 2006, reflecting a decrease of 11.4 percent from the quarter ended December 31, 2005;

•                  Gross profit margins from home sales averaged 22.0 percent prior to inventory valuation adjustments and write-offs and 17.8 percent subsequent to these adjustments for the quarter ended December 31, 2006, compared to 26.3 percent for the same period in 2005;

•                  Closings for the quarter ended December 31, 2006, totaled 4,347, reflecting a decrease of 15.8 percent from the same period in the prior year;

•                  Average closing price for the quarter ended December 31, 2006, increased 4.2 percent to $298,000 from $286,000 for the same period in 2005;

•                  New order units in the fourth quarter of 2006 decreased 44.0 percent to 1,718 units from 3,066 units in the fourth quarter of 2005;

•                  Inventory totaled $2.5 billion, a decrease of $341.3 million from September 30, 2006, excluding consolidated inventory not owned;

•                  Debt-to-total capital ratio was 38.6 percent at December 31, 2006; and

•                  Anticipated diluted earnings per share for fiscal year 2007 is projected to be between $3.75 and $4.25 per share.

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RYLAND FOURTH-QUARTER RESULTS

RESULTS FOR THE FOURTH QUARTER OF 2006

The Company’s consolidated net earnings decreased 46.2 percent for the fourth quarter ended December 31, 2006, to $87.2 million, or $1.98 per diluted share, compared to $162.0 million, or $3.32 per diluted share, for the same period in 2005.

The homebuilding segments reported pretax earnings of $130.5 million during the fourth quarter of 2006, representing a 50.8 percent decline, compared to $265.2 million in pretax earnings reported for the same period in 2005.  This decrease was primarily due to a decline in closings and margins, which included the impact of inventory valuation adjustments and write-offs of deposits and preacquisition costs.

Homebuilding revenues decreased $180.2 million, or 12.0 percent, to $1.3 billion for the fourth quarter of 2006, compared to $1.5 billion for the same period in 2005.  This decline was primarily attributable to a 15.8 percent decrease in closings, partially offset by a 4.2 percent increase in the average closing price of a home, which rose to $298,000 for the quarter ended December 31, 2006, from $286,000 for the quarter ended December 31, 2005.  Homebuilding revenues for the fourth quarter of 2006 included $23.0 million from land sales, compared to $24.3 million from land sales for the fourth quarter of 2005, contributing net gains of $6.1 million and $5.6 million to pretax earnings in 2006 and 2005, respectively.

For the fourth quarter of 2006, new order dollars decreased 48.7 percent to $463.9 million from $904.2 million in the fourth quarter of 2005.  New orders of 1,718 units for the quarter ended December 31, 2006, represented a decrease of 44.0 percent, compared to new orders of 3,066 units for the same period in 2005.  The dollar value of the Company’s backlog at December 31, 2006, was $1.3 billion, reflecting a decline of 50.6 percent from December 31, 2005.  Backlog units at the end of the fourth quarter of 2006 decreased 50.3 percent to 4,206 from 8,464 at the end of the fourth quarter of 2005.

Gross profit margins from home sales averaged 17.8 percent for the fourth quarter of 2006, compared to 26.3 percent for the same period in 2005.  Total gross profit margins, including land sales, decreased to 17.9 percent in the fourth quarter of 2006 from 26.3 percent in the fourth quarter of 2005.  This decrease was primarily due to pretax charges totaling $54.4 million, which were comprised of $42.8 million for inventory valuation adjustments and $11.6 million for write-offs of deposits and preacquisition costs, as well as to increased sales incentives relating to deliveries for the fourth quarter of 2006.  Homebuilding selling, general and administrative expenses, as a percentage of homebuilding revenue, were 8.0 percent for the fourth quarter of 2006, compared to 8.6 percent for the same period in 2005.  This decrease was primarily attributable to cost reduction initiatives and lower compensation costs resulting from a decline in earnings.  The homebuilding segments capitalized all interest incurred during the fourth quarter of 2006 due to development activity.  The pretax homebuilding margin was 9.9 percent for the fourth quarter of 2006, compared to 17.7 percent for the fourth quarter of 2005.

Corporate expenses were $16.0 million for the fourth quarter of 2006, compared to $23.6 million for the same period in the prior year.  This decrease was primarily due to lower executive compensation expense that resulted from a decline in earnings and stock price.

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RYLAND FOURTH-QUARTER RESULTS

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $24.9 million for the fourth quarter of 2006, compared to pretax earnings of $19.7 million for the same period in 2005.  This rise was primarily attributable to a $3.5 million increase in insurance income for 2006, compared to the same period in 2005, as well as to a 4.4 percent increase in average loan size.  The capture rate of mortgages originated for the Company’s homebuilding customers was 82.3 percent for the fourth quarters of 2006 and 2005.

ANNUAL RESULTS FOR 2006
Consolidated net earnings for the twelve months ended December 31, 2006, declined 19.5 percent to $359.9 million, or $7.83 per diluted share, from $447.1 million, or $9.03 per diluted share, for the twelve months ended December 31, 2005.

The Company’s homebuilding segments reported pretax earnings of $573.1 million for the twelve months ended December 31, 2006, compared to $744.2 million for the same period in the prior year, representing a decrease of 23.0 percent.  Homebuilding revenues declined $71.8 million, or 1.5 percent, to $4.7 billion for the twelve months ended December 31, 2006, compared to $4.7 billion for the same period in 2005.  Homebuilding revenues for the twelve months ended December 31, 2006, included $94.3 million from land sales, compared to $96.9 million from land sales for the twelve months ended December 31, 2005, contributing net gains of $24.8 million and $23.9 million to pretax earnings in 2006 and 2005, respectively. The Company closed 15,392 homes during the year ended December 31, 2006, reflecting a decrease of 7.7 percent from 2005.

New order dollars declined 37.5 percent to $3.2 billion for the twelve months ended December 31, 2006, from $5.1 billion for the same period in 2005.  New orders decreased 36.4 percent to 11,134 units for the twelve months ended December 31, 2006, from 17,517 units for the twelve months ended December 31, 2005.

Gross profit margins from home sales were 21.8 percent forthe twelve months ended December 31, 2006, versus 25.2 percent for the same period in 2005.  This decrease was primarily due to pretax charges totaling $80.7 million, which were comprised of $62.8 million for inventory valuation adjustments and $17.9 million for write-offs of deposits and preacquisition costs, as well as to increased sales incentives for 2006.  Homebuilding selling, general and administrative expenses, as a percentage of revenue, were 9.5 percent and 9.4 percent for the twelve months ended December 31, 2006 and 2005, respectively.  Additionally, the Company recorded $7.7 million of expenses related to the early retirement of debt in 2006.

Corporate expenses were $66.0 million for the twelve months ended December 31, 2006, compared to $74.3 million for the same period in the prior year, reflecting a decrease of $8.2 million.

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RYLAND FOURTH-QUARTER RESULTS

Excluding stock option expense required by a change in accounting principle, corporate expenses were $60.8 million, representing a decline of $13.5 million.  This decrease was primarily due to lower executive compensation expense that resulted from a decline in earnings and stock price.

The Company’s financial services segment reported pretax earnings of $67.7 million for the year ended December 31, 2006, compared to $59.4 million for the same period in the prior year primarily due to an increase in insurance income for 2006, compared to the same period in 2005.

SEGMENT REPORTING

The Company revised its segment disclosure for all periods presented to disaggregate its homebuilding operations into regional reporting segments.  The aforementioned changes to the Consolidated Financial Statements have no effect on the Company’s financial position as of December 31, 2006 and 2005, or its results of operations and cash flows for the three- and twelve-month periods ended December 31, 2006 and 2005.

DEBT AMENDMENT

In November 2006, the Company amended its revolving credit agreement to increase its borrowing capacity from $750.0 million to $1.1 billion.

CHANGE IN OVERALL EFFECTIVE TAX RATE

The Company’s effective income tax rate from operations remained at 37.5 percent for the fourth quarter of 2006.  However, in the third quarter, the Company reversed prior years’ tax provisions no longer required due to the expiration of various tax statutes.  Therefore, its overall effective rate was 36.5 percent for the year ended December 31, 2006.

STOCK REPURCHASE PROGRAM

For the twelve months ended December 31, 2006, the Company repurchased 4,700,000 shares of its common stock at a cost of $250.1 million.  Outstanding shares at December 31, 2006, were 42,612,525, versus 46,368,143 at December 31, 2005, representing a decrease of 8.1 percent.  In December 2006, the Company’s Board of Directors authorized the purchase of additional shares totaling $175.0 million.  At December 31, 2006, the Company had authorization from its Board of Directors to purchase approximately $200 million of additional shares.

2007 EARNINGS GUIDANCE
The Company projects its diluted earnings per share to be between $3.75 and $4.25 for the fiscal year ending December 31, 2007.

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RYLAND FOURTH-QUARTER RESULTS

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The Company currently operates in 28 markets across the country and has built more than 265,000 homes and financed more than 225,000 mortgages since its founding in 1967.  Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  the availability and cost of land;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of houses;

•                  increased prices for labor, land and raw materials used in the production of houses;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K/A; and

•                  other factors over which the Company has little or no control.

# # #

Four financial-statement pages follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except share data)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005

REVENUES
Homebuilding	$1,320,344	$1,500,518	$4,653,920	$4,725,751
Financial services	34,200	29,049	103,296	91,815
TOTAL REVENUES	1,354,544	1,529,567	4,757,216	4,817,566

EXPENSES
Cost of sales	1,084,551	1,106,534	3,640,075	3,537,603
Selling, general and administrative	105,286	128,782	440,702	443,938
Financial services	9,297	9,326	35,601	32,442
Corporate	15,962	23,645	66,035	74,255
Expenses related to early retirement of debt	-	-	7,695	8,277
TOTAL EXPENSES	1,215,096	1,268,287	4,190,108	4,096,515

Earnings before taxes	139,448	261,280	567,108	721,051

Tax expense	52,293	99,288	207,166	273,999

NET EARNINGS	$87,155	$161,992	$359,942	$447,052

NET EARNINGS PER COMMON SHARE
Basic	$2.05	$3.48	$8.14	$9.52
Diluted	1.98	3.32	7.83	9.03

AVERAGE COMMON SHARES OUTSTANDING
Basic	42,593,567	46,539,739	44,228,502	46,966,317
Diluted	44,122,663	48,860,375	45,944,448	49,490,887

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$215,037	$461,383
Housing inventories
Homes under construction	1,079,702	1,253,460
Land under development and improved lots	1,427,930	1,087,016
Consolidated inventory not owned	263,853	239,191
Total inventories	2,771,485	2,579,667
Property, plant and equipment	76,887	65,980
Net deferred taxes	84,199	50,099
Purchase price in excess of net assets acquired	18,185	18,185
Other	250,904	211,559
TOTAL ASSETS	3,416,697	3,386,873

LIABILITIES
Accounts payable	186,868	249,539
Accrued and other liabilities	586,797	664,691
Debt	950,117	921,970
TOTAL LIABILITIES	1,723,782	1,836,200

MINORITY INTEREST	181,749	174,652

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized - 200,000,000 shares Issued - 42,612,525 shares at December 31, 2006 (46,368,143 shares at December 31, 2005)	42,612	46,368
Retained earnings	1,463,727	1,326,689
Accumulated other comprehensive income	4,827	2,964
TOTAL STOCKHOLDERS’ EQUITY	1,511,166	1,376,021
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,416,697	$3,386,873

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005

PRETAX EARNINGS (in thousands)
Homebuilding
North	$41,401	$87,869	$170,636	$241,183
Southeast	74,872	73,662	253,120	179,242
Texas	24,430	21,533	59,854	44,308
West	(10,196)	82,138	89,533	279,477
Financial services	24,903	19,723	67,695	59,373
Corporate and unallocated	(15,962)	(23,645)	(73,730)	(82,532)
Total	$139,448	$261,280	$567,108	$721,051

NEW ORDERS
Units
North	477	754	2,987	4,333
Southeast	433	1,041	3,164	5,630
Texas	508	791	3,237	3,702
West	300	480	1,746	3,852
Total	1,718	3,066	11,134	17,517

Dollars (in millions)
North	$146	$232	$970	$1,355
Southeast	105	327	921	1,621
Texas	106	148	653	680
West	107	197	666	1,480
Total	$464	$904	$3,210	$5,136

CLOSINGS
Units
North	907	1,345	3,604	4,367
Southeast	1,516	1,577	5,126	4,887
Texas	1,088	1,160	3,546	3,365
West	836	1,083	3,116	4,054
Total	4,347	5,165	15,392	16,673

Average closing price (in thousands)
North	$334	$324	$320	$310
Southeast	301	265	293	254
Texas	202	184	193	177
West	376	378	385	356
Total	298	286	295	278

OUTSTANDING CONTRACTS			December 31,
Units			2006	2005
North			1,157	1,774
Southeast			1,639	3,601
Texas			1,020	1,329
West			390	1,760
Total			4,206	8,464

Dollars (in millions)
North			$387	$571
Southeast			526	1,106
Texas			228	259
West			153	686
Total			$1,294	$2,622

Average price (in thousands)
North			$334	$322
Southeast			321	307
Texas			224	195
West			391	390
Total			308	310

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION

(in thousands, except origination data)

	Three months ended December 31,		Twelve months ended December 31,
RESULTS OF OPERATIONS	2006	2005	2006	2005

Revenues
Net gains on sales of mortgages and mortgage servicing rights	$14,217	$13,370	$44,231	$45,918
Title/escrow/insurance	13,232	9,269	41,086	28,489
Net origination fees	6,282	5,740	16,552	15,032
Interest and other	469	670	1,427	2,376
Total revenues	34,200	29,049	103,296	91,815
General and administrative expenses	9,297	9,326	35,601	32,442
Pretax earnings	$24,903	$19,723	$67,695	$59,373

OPERATIONAL DATA

Retail operations:
Originations (units)	3,279	3,956	11,744	12,774
Ryland Homes closings as a percentage of total closings	99.8%	99.7%	99.7%	99.5%
Ryland Homes origination capture rate	82.3%	82.3%	81.9%	81.9%

Investment operations:
Mortgage-backed securities and notes receivable average balance	$1,165	$2,370	$1,707	$7,365